Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: CRAIG HALL
craig.hall@sunoviaenergy.com
(941) 751-6800 x312

Mel Interiano Named Chief Executive Officer of Sunovia;
Changes to the Board Announced
Former Business Development Manager of Innovation and International Sales Manager at OSRAM SYLVANIA
Sees a Bright Future for Sunovia’s Aimed Optics™ LED Products

SARASOTA, FL.,–Sunovia Energy Technologies (OTC Bulletin Board: SUNV), a LED lighting  company, announced today that Mel Interiano has been named Chief Executive Officer and a member of the company’s board of directors.

Interiano spent 15 years at OSRAM SYLVANIA Inc., most recently as Business Development Manager of Innovation and International Sales Manager. During his tenure at OSRAM SYLVANIA, Interiano was presented with the Sales Innovation Award in recognition of his contribution to LED lighting sales. In addition, Interiano has extensive experience in lean manufacturing methods that are critical to the development of world-class LED lighting manufacturing processes.

Interiano, who is fluent in Spanish, earned his Chemical Engineering degree from the University of Rhode Island and is completing an MBA in Finance from Northeastern University. He has also completed executive management programs at Cornell University and is trained in statistical process control and Six Sigma management.

Frank Santiago, former head of global sales at OSRAM SYLVANIA, stated, “Mel Interiano brings a keen business sense and attitude that showcases his talents as an executive to the company.  As a veteran of the lighting industry, his forward-thinking approach highlights his vision and abilities for not only the LED lighting industry but most importantly Sunovia’s future standing in the global market with their wide ranging catalog of EvoLucia Aimed Optics™ fixtures.”

Under Interiano’s leadership, the Company has begun implementing goal-oriented programs that focus Sunovia’s efforts in five specific areas:  Policies, Procedures and Controls; Operational Excellence; Rapid Design & Engineering of products that capitalize on the technological advantages of the company’s patent-pending Aimed Optics™ technology;  Identification and capitalization of industry weakness; and rapid adaption of lean manufacturing values.

“I am very excited about Sunovia’s proprietary Aimed Optics™ product lines, and see vast short- and long-term opportunities to expand and diversify the company’s product offering,” said Interiano. “There is substantial global demand for the company’s Aimed Optics™ products right now, and my first task as CEO is to facilitate the financing of these projects.  I believe that this can be accomplished in the short term which will allow us the flexibility to rapidly grow our ‘lean manufacturing’ capabilities and capacities.”  Interiano added, “I am confident that our employees, partners and shareholders will immediately recognize a renewed spirit and attitude at every level of our company.”

Patricia Meringer, General Counsel and Secretary, stated, “Mel is committed to the success of this company and its team and has an unwavering commitment to quality in all areas – from policies and procedures to sales and marketing. His depth of understanding of operations, design and engineering and distribution channels are tremendous assets and critical to achieving our vision for the company. He shares the company’s vision of strategic direction and brings great enthusiasm to our team as well.”

Change to the Board of Directors
With the election of Mr. Interiano to the company’s board of directors, Ms. Meringer has resigned as a director. She remains General Counsel and Secretary. .

About EvoLucia™ and Aimed LEDs™

Sunovia’s LED lighting division, EvoLucia, Inc. (www.evolucialighting.com), offers highly efficient, durable, commercial-grade LED lighting for outdoor applications, including parking garages, streets and highways, parking lots, landscaping and more. The Aimed LED™lights employ EvoLucia’s proprietary, patent-pending Aimed Optics™ technology, which strategically directs light to the target area and provides better illumination for less electricity.

EvoLucia was the recipient of an award for Best Outdoor Street Light, in its category, by the U.S. Department of Energy (DOE) in the 2010 Next Generation Luminaires™ Solid State Lighting Design Competition.

More information about Sunovia Energy and its EvoLucia LED lighting subsidiary is available in the company’s Securities and Exchange filings, which can be found at www.sec.gov or at www.sunoviaenergy.com.

Forward-Looking Statements

Some of the statements made by Sunovia in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Sunovia believes that its primary risk factors include, but are not limited to: development and maintenance of strategic acquisitions; domestic and international acceptance of our product lines; defending our intellectual property and proprietary rights; development of new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technologies and systems to support new products and services; and attracting and retaining qualified management and other personnel. Additional information concerning these and other important factors can be found within Sunovia’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors.